Exhibit 10.1

CERTAIN INFORMATION (INDICATED BY “[***]”) HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE (I) SUCH INFORMATION IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

Executive Employment Agreement

This Executive Employment Agreement (the “Employment Agreement” or “Agreement”) is entered between Darko Horvat (the “Executive”), and Global AI Inc., a Nevada corporation, on behalf of itself and its affiliates (collectively, the “Company”), as of September 19, 2025.

In consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The term of the Executive’s employment under this Agreement shall commence on September 1, 2025 (“Start Date”) and shall continue until terminated in accordance with Section 7 of this Agreement.

2. Position and Duties.

2.1 Position. The Executive shall serve as the Chief Executive Officer and the Chairman of the Board of the Company, reporting to the Board of Directors of the Company (the “Board”). Executive may act as an officer of the Company’s Affiliates, as determined by the respective Boards of Directors of such Affiliates. “Affiliate” means an entity which controls, is controlled by, or is under common control with the Company.

2.2 Duties. During the Term, the Executive shall devote all of Executive’s business time and attention to the performance of Executive’s duties to the Company and its Affiliates. Executive will not engage in any other business, profession or occupation for compensation or otherwise which would, in the reasonable determination of the Board, conflict or interfere with the performance of such duties. Executive acknowledges that the position will require long hours and weekend availability.

2.3 KPI’s. The Executive will be responsible for achievement of the KPI’s set from time to time by the Board with respect to the Company and/or its Affiliates.

3. Place of Performance. The Executive will work from New York City. The Company will provide office space for the Executive’s business use. The Executive acknowledges that the position requires frequent domestic and international travel.

4. Cash Compensation.

4.1 Initial Base Salary. The Company shall pay the Executive base salary (the “Base Salary”) at the initial annualized rate of Six Hundred Fifty Thousand U.S. Dollars (US$650,000.00), payable monthly in accordance with the Company’s executive payroll schedule.

4.2 Incentive Compensation. Executive will be eligible for incentive compensation in a target amount equal to 50% of the then-current annual Base Salary, based on Executive’s and the Company’s achievement of KPI’s for each calendar year (pro-rated for partial calendar years).

The Board of Directors shall have sole discretion to set KPIs and determine achievement of KPIs.

5. Equity Awards. Subject to the approval of the Board of Directors, the Executive will be eligible for stock option grants or restricted stock awards as follows. Each equity award will be subject to the terms of the 2025 Global AI, Inc. Equity Incentive Plan or such other equity incentive plan as may be in force from time to time, and to the terms of the applicable equity grant agreement. The Executive must be an active employee in good standing on the equity grant date and vesting date, as applicable, to be eligible for each equity grant and vesting.

5.1 Time-Based Grant: An option to purchase shares equal to 2.5% of the outstanding and issued equity of the Company on the Start Date (the “Time-Based Grant”). The Time-Based Grant will vest in equal quarterly installments over a 4-year period, with a 12-month cliff.

5.2 Milestone Grant: An option to purchase shares equal to 2.5% of the outstanding and issued equity of the Company on the Start Date (the “Milestone Grant”). The Milestone Grant will vest in equal quarterly installments over a 4-year period commencing upon achievement of the milestone(s) described in the applicable equity grant agreement.

5.3 Sale Bonus. In consideration of Executive’s service to the Company and the service to be provided hereunder, in the event the Company consummates a Transaction (as defined in the Global AI, Inc. Global Equity Incentive Plan (2023), the Executive will be eligible for a bonus (the “Sale Bonus”), as further described in Appendix A to this Agreement.

5.4 Market Cap Milestone Bonus. The Executive will be eligible for separate and additional RSU grants (“Market Cap Milestone Bonus”) upon the Company’s attainment of certain milestones, as further described in Appendix A to this Agreement.

6. Employee Benefits.

6.1 Employee Benefit Plans. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

6.4 Paid Time Off, Sick Days and Leave. During the Term, the Executive shall participate in the Company’s Flexible Paid Time Off (PTO) program under which PTO is not tracked, accrued, or carried over from year to year. The Executive may take PTO at such time or times as the Executive and the Board may mutually agree. The Executive will be entitled to earned sick leave in accordance with applicable law. The Executive will be entitled to leaves of absence in accordance with the Company’s policies as in effect from time to time and applicable law.

6.5 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of Executive’s duties in accordance with the Company’s expense reimbursement policies and procedures and upon presentation to the Company of reasonable documentation (including receipts) substantiating such expenses. The Company agrees to reimburse the Executive for all reasonable legal fees incurred by the Executive in the negotiation and drafting of this Agreement.

6.3 Directors’ and Officers’ Liability Insurance and Indemnification. With respect to the Executive’s acts or failures to act while employed by the Company in the Executive’s capacity as an officer, employee or agent of the Company and/or its Affiliates, the Executive shall be entitled to: (i) indemnification from the Company pursuant to the Company’s Bylaws; and (ii) liability insurance coverage, in each case on the same basis as other directors and officers of the Company.

7. Termination. This Agreement and the Executive’s employment hereunder may be terminated as provided for in this Section 7.

7.1 Termination for Cause. Without prior notice to the Executive, the Company may terminate the Executive’s employment effective immediately for Cause (as defined below). If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive only:

(i)	The accrued but unpaid Base Salary as of the date of separation from Executive’s employment (“Separation Date”);

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Executive through the Separation Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)

such employee benefits, if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Separation Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 7.1(i) through 7.1(iii) are referred to collectively as the “Accrued Obligations”.

7.2 Termination without Cause. Without prior notice to the Executive, the Company may terminate the Executive’s employment at any time without Cause.

(a) If the Company terminates the Executive’s employment without Cause, then the Executive shall be entitled to:

(i) The Accrued Obligations; and

(ii) Separation Payment. A separation payment in a minimum amount equal to one month’s Base Salary, plus one additional month’s Base Salary for each year or partial year worked after the first anniversary of the Start Date; and

(iii) COBRA Reimbursement. Payment of the Company’s portion of the premiums for continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that the Executive timely elects and remains eligible for COBRA, until the earlier of (x) the number of months corresponding to 7.2(ii) following the Separation Date, or (y) until the Executive becomes eligible to participate in another employer’s group health plan; and

(v) Market Cap Milestone Bonus. To the extent the Company achieves any of the Milestones described in Appendix A within 6 months after the Executive’s Separation Date, the Company shall grant the Executive RSU’s in the amount to which the Executive would have been entitled had Executive remained employed upon achievement of the relevant Milestone, (the “Termination Market Cap Milestone Grant“).

(vi) Continued Vesting. All unvested RSUs, including the Time-Based Grant and the Termination Market Cap Milestone Grant, shall continue to vest as if Executive’s employment continued through each applicable vesting date. The Executive and the Company shall work cooperatively to achieve the aforementioned vesting in a tax efficient manner after the Start Date. Notwithstanding anything to the contrary herein, the vesting or grant of any Termination Market Cap Milestone Grant hereunder shall be subject to satisfaction of withholding and taxes labilities required in connection therewith, at Company’s reasonable discretion.

(viii) Sale Bonus. To the extent that (a) the Executive is terminated without Cause within 12 months prior to a Transaction, and (b) the Executive was involved in the Transaction, the Executive shall be paid the Sale Bonus as if Executive’s employment continued through the Transaction closing date. The Executive and the Company shall work cooperatively to achieve the aforementioned vesting in a tax efficient manner after the Start Date. Notwithstanding anything to the contrary herein, the vesting or grant of any Sale Bonus hereunder shall be subject to satisfaction of withholding and taxes labilities required in connection therewith, at Company’s reasonable discretion.

(b) The Executive’s receipt of the payments and benefits under Section 7.2(a)(ii) through (viii) (the “Severance Benefits”) are subject to the Executive’s execution of a release of claims in favor of the Company, its parent and affiliates and their respective officers and directors in a form provided by and reasonably satisfactory to the Company (the “Release”) and further subject to such Release becoming effective within sixty (60) days following the Separation Date (such 60-day period, the “Release Execution Period”); provided that if the Release Execution Period begins in one taxable year and ends in another taxable year, any payment which is “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code shall not be made until the beginning of the second taxable year.

7.3 Termination for Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term. The Company may terminate the Executive’s employment on account of the Executive’s Disability (as defined below). In the case of a termination for Disability, such termination shall be effective as of the last day of the month in which the Company shall have given notice to the Executive of its intention to terminate the Executive’s employment for Disability. In the event of termination due to death or Disability, the Executive will be entitled to the Severance Benefits.

7.4 Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Cause” shall mean:

(i)	the Executive’s failure to comply with any valid and legal directive of the Board following ten (10) days’ written notice of such failure;

(ii)	the Executive’s engagement in material dishonesty, or material misconduct which is related to the Executive’s employment with the Company and is likely to have the effect of injuring the reputation, business or any business relationship of the Company or any officer of director of the Company;

(iii)	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(iv)	the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v)	the Executive’s violation of a material written policy of the Company including, but not limited to, the Company’s anti-discrimination and anti-harassment policies; the Executive’s gross negligence or wilful misconduct that has or, in the Board’s determination, is likely to have the effect of injuring the reputation, business or any business relationship of the Company or any officer of director of the Company, in each case which Executive fails to cure following ten (10) days’ written notice from the Board; or

(vi)	the Executive’s failure to cure any material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company following ten (10) days’ written notice of such failure.

(b) “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period and/or any one hundred twenty (120) consecutive day period, as reasonably determined by the Board. The Executive agrees to undergo an examination by a physician chosen by the Board and consented to by the Executive or the Executive’s representative, such consent not to be unreasonably withheld.

7.5 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason and/or pursuant to any provision(s) herein, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates, if any. The Executive will, upon request, submit such resignation in writing.

8. Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then Executive shall be entitled to receive 280G Payments only up to the 280G Threshold (2.99 times the Base Amount as defined in Code section 280G(b)(3)), unless, the Executive would receive a greater net after tax benefit through payment of the full amount of the 280G Payments (taking into account the 20% excise tax), in which case the Executive shall receive the full amount of the 280G Payments otherwise payable. Any reduction of the 280G Payments shall be conducted in compliance with Code section 409A, and such reduction will be designed to deliver those 280G Payments that provide greatest overall economic value to the Executive.

9. Cooperation. The parties agree that certain matters in which the Executive will be involved in connection with Executive’s employment may necessitate the Executive’s cooperation in the future. Accordingly, during the Term hereof and following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board or its representatives (including legal counsel), the Executive agrees to cooperate with the Company in connection with matters arising out of the Executive’s service to the Company or employment therewith; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable out-of-pocket expenses actually incurred by Executive in connection with such cooperation in accordance with the Company’s expense reimbursement policies then in effect. In addition, if the Executive is not then receiving Severance Benefits from the Company, to the extent permitted by applicable law, the Company shall pay the Executive reasonable compensation for the Executive’s loss of time in connection with such cooperation.

10. Confidential Information. The Executive understands and acknowledges that during the Term, the Executive will have access to and learn about the Company’s Confidential Information.

10.1 Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information of the Company, its parent, subsidiaries, and/or affiliates, or any of their respective clients, customers, suppliers, investors, or other business relations, that is not generally known to the public, whether in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, methods, policies, plans, publications, documents, research, operations, services, techniques, transactions, know-how, trade secrets, computer programs, databases, records, financial information, marketing information, pricing information, design information, developments, market studies, sales information, revenue, costs, formulae, algorithms, product plans, designs, models, client information, client lists, of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence, and/or all other information of a proprietary, confidential, and/or sensitive nature. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) either acting on the Executive’s behalf or under similar contractual or other obligations to not use or disclose Confidential Information.

10.2 Disclosure and Use Restrictions. The Executive agrees and covenants:

(i) to treat all Confidential Information as strictly confidential;

(ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company) except as required in the performance of the Executive’s authorized employment duties or with the prior written consent of the Board; and

(iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of Executive’s employment duties or with the prior consent of the Board.

10.3 Nothing herein shall be construed to prevent or prohibit the Executive from providing truthful testimony on any non-privileged subject matter in response to a valid and lawful subpoena, court order, regulatory or governmental agency request, or other judicial, administrative, or legal process or as otherwise required by law, in which event the Executive shall notify the Company of such subpoena, court order, regulatory or governmental request, or other judicial, administrative or legal process or legal requirement (as applicable) in writing, unless prohibited to do so by law, as promptly as practicable after receiving any such request and at least ten (10) business days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is feasible) so that the Company may seek a protective order or other appropriate remedy; provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive understands and acknowledges that the obligations under this Agreement with regard to any particular Confidential Information shall continue after separation from Executive’s employment by the Company.

10.4 Exceptions; Defend Trade Secrets Act. Notwithstanding the foregoing and for the avoidance of doubt, nothing herein shall prohibit or restrict the Executive from reporting, without prior authorization from or notification to the Company, possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. The Executive is hereby notified that, pursuant to 18 U.S.C. § 1833(b) of the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive is further notified that an individual who files an action or lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in a proceeding if the individual: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret except pursuant to court order.

11. Restrictive Covenants.

11.1 Acknowledgment. The Executive understands and acknowledges that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company, and that the Executive has obtained and will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Executive’s employment and continued employment with the Company. The Executive further understands and acknowledges that the Company’s ability to reserve the use of Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive acknowledges and agrees that the restrictive covenants herein are reasonable and reasonably necessary to protect the legitimate business interests of the Company, including its Confidential Information, customer relationships and goodwill.

11.2 Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Term, and for the period of six (6) months after the termination of Executive’s employment for any reason, the Executive agrees and covenants not to engage in a Competing Business, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, or any other similar capacity, except on behalf of the Company. A “Competing Business” is an entity engaged in the same or similar business as the Company or its parent, and their respective subsidiaries, which is a publicly traded, roll up strategy of majority owned artificial intelligence technology companies. Executive acknowledges and agrees that a Competing Business of the Company also includes any business or activity in which the Company is engaged, in research and development, or is demonstrably planning to conduct, each as of the Separation Date. Nothing herein shall prohibit the Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

11.3 Non-solicitation of Employees. During the Term and for a period of twelve (12) months after the separation from employment for any reason, the Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce (or attempt to induce) any person to terminate such person’s employment with the Company (including its parent or any affiliate or subsidiary thereof), provided that such person was employed by the Company (or any parent, affiliate, or subsidiary thereof) as of and/or at any time during the twelve (12) month period prior to the Separation Date. This covenant will not be deemed to prohibit general solicitation for employment which are not targeted at the Company’s employees.

11.4 Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive has accessed and learned about, and will continue to have access to and learn about, much or all of the Company’s customer information, and will have formed customer relationships. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company. Therefore, Executive agrees and covenants, during the Term and for a period of twelve (12) months after the separation from employment for any reason, not to directly or indirectly solicit, contact, attempt to contact, or meet with, (i) any Company customers who the Executive directly or indirectly (including by way of Company employees whom Executive managed or supervised) contracted with or solicited at any time in the two (2) year period prior to the Separation Date or about whom Executive accessed or received Confidential Information at any time during Executive’s employment, or (ii) any potential customers who the Executive solicited or contacted within the six (6) month period before the Separation Date; in either case, for purposes of or in anyway relating to the offering or providing of products, goods or services similar to or competitive with those offered by the Company.

12. Mutual Non-disparagement. The Executive agrees and covenants that the Executive will not during and after the Term, directly or indirectly make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses or reputation, or any of its employees, officers or directors. The Company agrees and covenants that its Board members, executive officers, and human resources professionals will not during and after the Term, directly or indirectly, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Executive, his activities or reputation, or the activities or reputation of any family member or Affiliate of the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or any directors or officers of the Company from making truthful statements that are required by applicable law, regulation or legal process, or interfere with any rights the Executive may have under Section 7 of the National Labor Relations Act.

13. Remedies. The Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Sections 10, 11 and/or 12 hereof. The Executive agrees without reservation that each of the restraints contained herein may be necessary for the reasonable and proper protection of the relationships (client, customer, personnel, and business), goodwill, Confidential Information and other legitimate interests of the Company (including its parent, affiliates, and subsidiaries), and that each of these restraints, individually or in the aggregate, will not impose upon Executive any undue hardship or prevent him from pursuing a livelihood or obtaining other suitable employment during the period in which the Executive is bound by them. In the event of a breach or threatened breach by the Executive of Sections 10, 11 or 12 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to all other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation. The Executive agrees that the length and/or time period of each of the restraints herein shall be tolled, and shall not run, during any period of time in which Executive is in violation of the terms thereof, in order that the Company shall have all the agreed-upon temporal protection recited herein.

14. Proprietary Rights.

14.1 Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during Executive’s employment and/or continued employment and during the Term, and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company. Work Product includes, but is not limited to, Company publications, research, strategies, discoveries, techniques, know-how, results, developments, algorithms, product designs, inventions, trade secrets, original works of authorship, and discoveries.

14.2 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

14.3 Further Assurances; Power of Attorney. During and after the Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

15. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in New York County, New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17. Waiver. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify and/or reform any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted, to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

19. Captions; Ambiguities. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Any rule or principle of law that provides that ambiguities are to be construed against the drafting party shall not apply to this Agreement or the interpretation of any provision hereof.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21. Section 409A.

21.1 General Compliance. This Agreement is intended to comply with or be exempt from Section 409A and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. In the event the Company and the Executive determine that this Agreement or payments under this Agreement fail to comply with Section 409A, the Company and the Executive shall reasonably cooperate to modify or amend this Agreement to result in compliance under Section 409A while preserving to the extent practicable the intended economics of this Agreement.

21.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Separation Date (the “Specified Employee Payment Date”) or, if earlier, on the Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

21.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22. Successors and Assigns; Third-Party Beneficiaries. This Agreement is personal to the Executive and shall not be assigned by the Executive. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns, and all references herein to the “Company” shall be construed to include any and all permitted successors and/or assigns thereto. Nothing herein is intended to or shall be construed to create any third-party beneficiaries other than the parent, affiliates, and subsidiaries of the Company, all of which are expressly intended as third-party beneficiaries of this Agreement (including any amendments or modifications hereafter).

23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by reliable overnight courier with a copy by e-mail. Notices to the Company will be sent to the Company’s principal place of business, to the attention of the Board of Directors. Notices to the Executive will be sent to the Executive’s address as maintained in the Company’s personnel records.

24. Representations of the Executive. The Executive represents and warrants to the Company that the Executive’s execution of this Agreement and performance hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which the Executive is a party or is otherwise bound.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgment of Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE REGARDING THIS AGREEMENT, AND THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

GLOBAL AI, INC.		Darko Horvat

By:	/s/ Nena Pergar	/s/ Darko Horvat
Name:	Nena Pergar	Darko Horvat
Title:	Director
Date:	9/19/2025	Date: 9/19/2025

Global AI Inc. – Darko Horvat

Executive Employment Agreement

effective September 1, 2025

Appendix A

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